Exhibit 99.1

Impac Mortgage Holdings, Inc. Reports Results for Third Quarter 2006

Announces Posting of Unaudited Monthly Fact Sheet to Website
on Thursday, November 9, 2006

NEWPORT BEACH, Calif., Nov. 8 /PRNewswire-FirstCall/ — Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports third quarter 2006 net loss of $127.7 million, or $1.73 per diluted common share, as compared to net earnings of $126.4 million, or $1.61 per diluted common share for the third quarter 2005. Included in net (loss) earnings was a primarily non-cash mark-to-market loss in the fair value of derivatives whereby the Company records a change in fair value of its derivatives as a loss or gain in the current period, which during the third quarter 2006 decreased to a loss of $155.5 million as compared to a gain of $107.9 million during the third quarter 2005.

Third quarter 2006 estimated taxable income available to common stockholders was $17.3 million or $0.23 per diluted common share, as compared to $30.3 million or $0.40 per diluted common share for the third quarter 2005. As a REIT, we pay dividends to our stockholders based on taxable income. For differences between net (loss) earnings as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the third quarter 2006. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Financial Highlights for the Third Quarter of 2006

•              Estimated taxable income per diluted share was $0.23 compared to $0.27 for the second quarter of 2006 and $0.36 for the first quarter of 2006;

•              Cash dividends declared per common share were $0.25 compared to $0.25 for the second quarter of 2006 and $0.25 for the first quarter of 2006;

•              Book value per common share was $11.94 as of September 30, 2006 compared to $13.24 as of December 31, 2005 and $12.93 as of September 30, 2005; the reduction in the net book value per common share from June 30, 2006 is primarily the result of a non-cash $155.5 million loss on the change in fair value of derivative instruments;

•              Total assets were $22.5 billion as of September 30, 2006 compared to $27.7 billion as of December 31, 2005 and $27.9 billion as of September 30, 2005;

•              The mortgage operations acquired and originated $3.1 billion of primarily Alt-A mortgages compared to $2.2 billion for the second quarter of 2006 and $6.2 billion for the third quarter of 2005;

•              The commercial mortgage operations originated $233.9 million of commercial mortgages compared to $277.9 million for the second quarter of 2006 and $211.9 million for the third quarter of 2005;

•              The Company completed a $2.0 billion REMIC 2006-3 securitization which was treated as a financing for GAAP purposes and consolidated onto the balance sheet as compared to a $834.0 million REMIC 2006-2 securitization during the second quarter of 2006 which was treated as a sale for GAAP purposes.  During the third quarter of 2005, the Company did not complete a REMIC securitization.

Third Quarter 2006 vs. Second Quarter 2006 Net GAAP Earnings

The result of operations for the third quarter of 2006 resulted in a net loss of $127.7 million or $1.73 per share as compared to net earnings of $26.4 million or $0.30 per share, for the second quarter of 2006. The decrease is primarily due to the decrease in the fair value of derivative instruments and a decrease in net interest income partially offset by an increase in realized gains from derivatives.

Included in net earnings was a primarily non-cash mark-to-market loss in the fair value of derivatives whereby the Company records a change in fair value of its derivatives as a gain or loss in the current period, which during the third quarter of 2006 decreased to a loss of $155.5 million as compared to a gain of $11.5 million during the second quarter of 2006. The change in the fair value of the derivative instruments was the result of a partial inversion in the forward yield curve as of September 30, 2006. The third quarter of 2006 resulted in a net interest expense of $24.5 million as compared to a net interest expense of $14.7 million for the second quarter of 2006. The increase in net interest expense of $9.8 million was primarily due to a decrease in interest income on mortgage assets of $13.1 million partially offset by a reduction in interest expense mortgage borrowings of $3.7 million. Realized gains on derivative instruments increased to $60.6 million during the third quarter of 2006 as compared to $55.9 million during the second quarter of 2006.

Third Quarter 2006 vs. Second Quarter 2006 Estimated Taxable Income

Estimated taxable income decreased by $3.3 million to $17.3 million, or $0.23 per diluted common share during the third quarter of 2006, compared to $20.6 million or $0.27 per diluted common share for the second quarter 2006 primarily attributable to a decrease in adjusted net interest income at the REIT of $3.9 million, partially offset by a decrease in actual loan losses of $600,000, and a $400,000 increase in the dividend distribution from the taxable REIT subsidiary, Impac Funding Corporation.

The decrease in adjusted net interest income at the REIT of $3.9 million was primarily the result of a decrease in interest income of $10.3 million, partially offset by a decrease in interest expense of $3.7 million and an increase in realized gain from derivative instruments of $2.7 million. Although interest income and interest expense decreased primarily due to a decline in the average balances of the securitized mortgage collateral and the related securitized mortgage borrowings, adjusted net interest margin as a percentage of total average mortgage assets showed some improvement at 39 basis points as compared to 38 basis points during the second quarter 2006.

Outlook

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “Although adjusted net interest income decreased primarily due to a decline in the average balances of the securitized mortgage collateral, as a result of our hedging strategies and the federal reserve pausing further increases in short-term interest rates, our adjusted net interest margins during the third quarter stabilized. Furthermore, as a result of increased loan acquisitions and originations, the Company completed a $2.0 billion REMIC securitization at the end of the third quarter which was structured as a sale for tax and a financing for GAAP.”

Mr. Tomkinson further commented, “We are cautiously optimistic that based on current production and the projected issuance of two additional REMIC securitizations during the fourth quarter, the balance sheet should experience modest growth.” Mr. Tomkinson concluded, “Despite the headwinds facing our industry, we continue to believe that the fundamentals of our business are solid, consolidation and acquisition opportunities are attractive, and that the strategies we have put into place over the last year should position the Company to increase stockholder value in 2007.”

Mr. Tomkinson concluded, “With respect to the third quarter net loss, it is important to understand that the change in fair value of our derivatives instruments is primarily a non-cash mark-to-market loss. These derivative instruments are used to partially offset increases in borrowing costs as assets are financed on the balance sheet. The change in fair value of the derivative instruments during the third quarter was primarily the result of the market’s expectations that interest rates would decline over the next 12 months. The Company marks to market the change in fair value on a quarterly basis. Because under GAAP rules the related assets in the securitized mortgage portfolio do not receive a similar mark-to-market treatment, the change in fair value may create a significant amount of quarter-to-quarter volatility in our net earnings, however it has no effect to our cash flows, estimated taxable income or dividends.”

Conference Call & Live Web Cast
Date:	Thursday, November 9, 2006
Time:	9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker:	Mr. William S. Ashmore, President
Subject:	Third quarter 2006 results of operations
Dial In:	(800) 350-9149, conference ID number 1138165

Live Webcast & Archive: http://www.impaccompanies.com, link to Stockholder Relations / Presentations. A digital replay will also be available beginning on November 9, 2006 approximately 2 hours following the call and ending on November 16, 2006. To participate in the replay dial (800) 642-1687 or (706) 645-9291 conference ID 1138165.

Monthly Fact Sheet

The September 2006 unaudited monthly fact sheet will be posted Thursday, November 9, 2006, prior to the start of the third quarter conference call. The Company generally posts to its web site an unaudited monthly fact sheet upon the end of the following month or concurrent with the release or filing of quarterly or annual earnings. You can subscribe to receive instant notification of conference calls, news releases and the unaudited monthly fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Stockholder Relations / Contact IR / Email Alerts

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

	For the Three Months
	Ended September 30, (1)
	2006	2005
Net earnings	$(127,690)	$126,357
Adjustments to net earnings: (2)
Loan loss provision (3)	3,183	13,434
REMIC income (4)	2,838	—
Tax deduction for actual loan losses (3)	(5,540)	(4,690)
Change in fair value of derivatives (5)	150,051	(108,905)
Dividends on preferred stock	(3,672)	(3,624)
Net loss (earnings) of taxable REIT subsidiaries (6)	(4,853)	(830)
Dividend from taxable REIT subsidiaries (7)	3,900	7,000
Elimination of inter-company loan sales transactions (8)	(983)	1,581
Miscellaneous adjustments	96	—
Estimated taxable income available to common stockholders (9)	$17,330	$30,323
Estimated taxable income per diluted common share (9)	$0.23	$0.40
Diluted weighted average common shares outstanding	76,132	76,318

(1)             Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return.  Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net

(loss) earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(2)             Certain adjustments are made to net (loss) earnings in order to calculate taxable income due to differences in the way revenues and expenses are recognized under the two methods.

(3)             To calculate estimated taxable income, actual loan losses are deducted.  For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes.  Therefore, as the estimated losses provided for under GAAP are actually realized, the losses will negatively and may materially effect future estimated taxable income.

(4)             Includes GAAP to Tax Differences related to the ISAC REMIC 2005-2, ISAC REMIC 2006-1, and ISAC REMIC 2006-3 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.

(5)             The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting purposes but is not included as an addition or deduction for estimated taxable income calculations until realized.

(6)             Represents net earnings of IFC and ICCC, our taxable REIT subsidiaries(TRSs), which may not necessarily equal estimated taxable income.  Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.  Therefore, the three and nine months ended September 30, 2005 does not include any net earnings or losses of ICCC.

(7)             Any dividends paid to IMH by the TRSs in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRSs. Distributions from the TRSs to IMH may not equal the TRSs’ net earnings, however, IMH can only include dividend distributions received from the TRSs as estimated taxable income to the extent that the TRSs’ distributions are from current or prior period undistributed taxable income.  Any distributions by the TRSs in excess of IMH’s capital investment in the TRSs would be taxed as capital gains.

(8)             Includes the effects to estimated taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(9)             Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.  As of December 31, 2005, the Company has estimated federal net operating loss carry-forwards of $18.1 million that are expected to be utilized prior to their expiration in the year 2020.

Forward-Looking Statements

This report on Form 10-Q contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; increased operating expenses and mortgage origination or purchase expenses that reduce current liquidity position more than anticipated; continued increase in price competition; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; a changes in laws that affect our products and our business; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and the other reports we file under the Securities and Exchange Act of 1934. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse Lending Operations and (4) the Commercial Operations. The Long-Term Investment Operations invests primarily in non-conforming Alt-A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site: www.impaccompanies.com